Exhibit 99.1

News Release

Date:	Monday, May 10, 2010

Contact:	Mike Mayer, CEO
828-697-3101

Release Date:	For Immediate Release

1ST FINANCIAL SERVICES CORPORATION ANNOUNCES A FIRST QUARTER PROFIT

1st Financial Services Corporation (OTC Bulletin Board: FFIS) parent company of Mountain 1st Bank & Trust Company, announced results for the first quarter. The Company reported net income of $348 thousand for the quarter compared with $375 thousand for the same period in 2009. Net income available to common stockholders, which reflects dividends on preferred stock, was $94 thousand for the quarter ended March 31, 2010 compared with $121 thousand for the same period in 2009. These amounts represent basic and diluted earnings per share of $0.02 for both periods. Total interest income of $7.8 million for the quarter was $900 thousand less than that for the prior year as a result of lower average loan balances and lower interest rates. The decrease also reflects a higher level of non-accrual loans in the first quarter of 2010. Noninterest income was lower in the first quarter of 2010 as a result of gains on the sale of securities of $387 thousand in 2009. Increases in noninterest expense in the first quarter of 2010 relate to increased FDIC assessments and costs of data processing during the period when compared with the prior year.

Total assets increased 2.2% from December 31, 2009 to March 31, 2010 driven by $15 million in deposit growth. The funding provided by deposit growth was primarily invested in overnight investments which increased $36 million over December 31, 2009. Net loans, excluding loans held for sale, decreased $9.6 million reflecting a reduction in the real estate loan portfolio, offset by a $2.5 million reduction in the allowance for loan losses as the Company moved forward on resolution of several problem loans.

Mike Mayer, Chief Executive Officer stated, “Our communities continue to work through a difficult economic period and our results reflect that. We are being aggressive with the management of non-performing loans and anticipate continued emphasis in this area. Loan demand remains weak but our Small Business Government Guaranteed loan demand has shown some improvement during the past two quarters. Our deposit growth continues to be positive as we continue to look to improve how we best serve our customers.”

101 Jack Street

Hendersonville, NC 28792

828-697-3100

1st Financial Services Corporation

(Amounts in thousands except per share data)

(unaudited)

			Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
	For the Three Months Ended March 31,
Selected Income Statement Data and Ratios (unaudited)	2010	2009
	(dollars in thousands except share and per share data)
Net interest income	$4,992	$5,517	$(525)	-9.52%
Provision for loan losses	300	2,305	(2,005)	-86.98%
Noninterest income	1,231	1,591	(360)	-22.63%
Noninterest expense	5,424	4,394	1,030	23.44%

Income before income taxes	499	409	90	22.00%
Income tax expense	151	34	117	344.12%

Net income	348	375	(27)	-7.20%
Accretion of preferred stock	50	49	1	2.04%
Preferred stock dividends	204	205	(1)	n/a %

Net income available to common stockholders	$94	$121	(27)	-22.31%

Net interest margin	2.53%	3.25%	-0.72%	-22.15%
Return on average assets	0.17%	0.21%	-0.04%	-18.92%
Return on average common equity	4.93%	5.09%	-0.16%	-3.07%
Efficiency ratio	87.16%	61.82%	25.34%	41.00%
Net charge-offs to average total loans, excluding held for sale	0.52%	0.27%	0.25%	93.11%
Nonperforming assets to period end loans and other real estate	7.10%	2.38%	4.71%	197.67%
Nonperforming assets to total assets	4.78%	1.95%	2.82%	144.49%
Net income per share:
Basic	$0.02	$0.02	—	0.00%
Diluted	$0.02	$0.02	—	0.00%
Weighted average shares outstanding:
Basic	5,017,816	4,997,027	20,789	0.42%
Diluted	5,017,816	4,997,320	20,496	0.41%

Selected Balance Sheet Data	As of March 31, 2010	As of December 31, 2009	Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
	(unaudited)
	(dollars in thousands except share and per share data)
Total assets	$810,131	$793,011	$17,120	2.16%
Loans, including loans held for sale	543,653	558,732	(15,079)	-2.70%
Allowance for loan losses	25,691	28,231	(2,540)	-9.00%
Deposits	688,780	673,282	15,498	2.30%
Federal funds purchased and securities sold under agreements to repurchase	973	1,270	(297)	-23.39%
Borrowings	70,000	70,000	—	0.00%
Shareholders’ equity	44,021	43,762	259	0.59%
Book value per common share	$5.66	$5.62	0.04	0.71%

About 1st Financial Services Corporation

Formed in May 2008, 1st Financial Services Corporation is the parent company of Mountain 1st Bank & Trust Company, and is currently traded on the Over The Counter Bulletin Board under the symbol FFIS. Established in May of 2004, with approximately $800 million in assets, Mountain 1st Bank and Trust’s more than 170 employees serve nine counties in western North Carolina through 14 full service branches. For more information, visit www.mountain1st.com.

Disclosures About Forward Looking Statements

This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Bank’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.